UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): April 1, 2007

OSIRIS CORPORATION
(Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1475 32nd Avenue, Lachine, Quebec, Canada	H8T 3J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 635-7000

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 1, 2008, the Osiris Corporation (the “Company”), appointed Ilan Danieli as Chief Operating Officer, pursuant to the terms of an employment agreement of the same date. Mr. Danieli will receive an annual base salary (subject to increase) of $240,000. Mr. Danieli will receive quarterly bonuses based on performance criteria set by the Compensation Committee of the Board with a target maximum annualized bonus equal to 50% of his base salary. Mr. Danieli shall be entitled to customary benefits. In the event the Agreement is terminated by the Company without cause or by Mr. Danieli for good reason (each as defined in the Agreement), Mr. Danieli shall be entitled to a lump sum payment equal to his annual salary, in addition to all monies owed through the date of termination. He shall also be entitled to the vesting of all equity awards and the right to continued participation in the Company’s health insurance plan for a period of twelve months.

The Company also entered into an agreement to indemnify Mr. Danieli under certain circumstances.

Mr. Danieli, age 36, has been working as a consultant to Osiris since August 2007. Form April 2005 through July 2007, Mr. Danieli was Vice President of Operations for Laurus Capital Management, a private hedge fund. From January 2003 to March 2005, Mr. Danieli was co-owner of Link Productions, Inc., a design and print production company. Mr. Danieli was an independent business consultant from May 2002 through January 2003 and was Director of Marketing for Magnolia Broadband from July 2000 to April 2002. Mr. Danieli received a BA from Bar-Ilan University, Ramat Gan, Israel in June 1996 and an MBA from the University of Virginia in May 2000.

Item 9.01    Financial Statements and Exhibits

10.1	Employment Agreement between Ilan Danieli and Osiris Corporation, effective as of April 1, 2008

10.2	Indemnification Agreement between Ilan Danieli and Osiris Corporation, effective as of April 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS CORPORATION

Date: April 3, 2008	/s/ PETTER M. ETHOLM
Petter M.Etholm,
President and Chief Executive Officer